Exhibit 3(ii)

Bylaws
of
First Virginia Banks, Inc.
(the “Corporation”)

(With Amendments through December 18, 2002)

ARTICLE I
MEETINGS OF STOCKHOLDERS

     Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date each year that shall be established by the Board of Directors; however, if no such date is established, then the annual meeting shall be on the fourth Friday in April each year, if not a legal holiday, and if so, then on the next succeeding business day.

     Section 2. Special Meetings. Except as provided in Article II, Section 4, of these bylaws, special meetings of the stockholders shall be called by the chairman of the board, the chief executive officer, the president, or at the written request of a majority of the directors, provided that, if as of the date of the request for such special meeting there is a Related Person as defined in Article X of the Articles of Incorporation, such majority shall include a majority of the Continuing Directors, as defined in Article X of the Articles of Incorporation or by the holders of four-fifths (80%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. The request shall state the purpose or purposes for which the meeting is to be called. The notice of every special meeting of stockholders shall state the purpose for which it is called.

     Section 3. Hour and Place of Meeting. All meetings of the stockholders may be held at such hour and place within or without the State of Virginia as may be provided in the notice of meeting.

     Section 4. Notice of Meetings. Notice of the annual and of any special meeting of the stockholders shall be given not less than ten days nor more than sixty days before the meeting (except as a different time is specified by law), by or at the direction of the Board of Directors or the person calling the meeting, to each holder of record of shares of the Corporation entitled to vote at the meeting, in person or by mail or by electronic dissemination, unless otherwise required by law. All such notices shall state the day, hour, place and purpose(s) of the meeting, and the matters to be considered.

     Section 5. Voting List. A complete list of the stockholders entitled to vote at any meeting or any adjournment thereof, with the address of and number of shares held by each on the record date, shall, for a period of ten days prior to such meeting, be kept on file at the registered office or principal place of business of the Corporation or at the office of the transfer agent or registrar and shall be subject to inspection by any stockholder at any time during usual business hours except as such right of inspection may be subject to limitations prescribed by law. Such list shall also be produced and kept open at the time and place of the meeting and shall be open to inspection by any stockholder during the whole time of the meeting. Whenever the production or exhibition of any voting list, or of the stock transfer books of the Corporation, shall be required by law, the production of a copy thereof certified correct by the transfer agent shall be deemed to be substantial compliance with such requirement.

     Section 6. Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. Once a quorum has been duly convened, the quorum shall not be deemed broken by the departure of any stockholder or holder of a proxy. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without notice other than by announcement at the meeting, may adjourn the meeting from time to time until a quorum shall be present. At any such adjourned meeting at which a quorum shall be present, any business may be transacted which could have been transacted at the meeting as originally called.

     Section 7. Organization. At all meetings of the stockholders, the chairman of the board, or in his absence the vice chairmen, in the order of their appointment, or in their absence the president, or in the absence of all of them a person chosen by a majority of the stockholders represented in person or by proxy and entitled to vote at the meeting shall preside as chairman of the meeting. The secretary of the corporation, or in the secretary’s absence or if the secretary be appointed chairman of the meeting, an assistant secretary shall act as secretary at all meetings of the stockholders; but if neither the secretary nor any assistant secretary be present and able to act as such, the chairman of the meeting may appoint any person to act as secretary of the meeting.

     Section 8. Conduct of Meetings. Parliamentary rules as formulated by Cushman, Robert’s or Sturgis’s Manual shall govern the conduct of all meetings of the stockholders upon verbal announcement thereof by the chairman, except that where such rules conflict with the provisions of these bylaws, the statutes of Virginia, or the Articles of Incorporation, the provisions of the said bylaws, statutes or Articles shall prevail. The chairman of all meetings of the stockholders may announce from time to time such rules and guidelines for the conduct of business as he may determine in his discretion.

     Section 9. Voting. Except as otherwise provided by law or by Articles of Serial Designation with respect to any class or classes of preferred stock outstanding, each stockholder shall be entitled to one vote for each share of stock held by him and registered in his name on the books of the Corporation on the date fixed by the resolution of the board of directors as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting as more fully set forth elsewhere in these bylaws. Such vote may be given in person or by a proxy appointed by an instrument executed by a stockholder or his duly authorized attorney in written form, telephonically, or electronically, and delivered to the secretary of the meeting or the inspectors of election. No proxy shall be valid after eleven months from its date, unless otherwise provided therein. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, except when a larger vote or a vote by class is required by the Articles of Incorporation, any other provision of these bylaws or the laws of the state of Virginia and except that in elections of directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority.

     Section 10. Inspectors of Election. The Board of Directors shall appoint three or more inspectors of election to serve at any meeting of the stockholders at which a vote is to be taken. The inspectors of election shall examine proxies and pass upon their validity, receive the votes at the meeting and act as tellers, certify in writing as to the number of shares represented at the meeting and the final vote figures, and perform any other duties required by law.

     Section 11. Proxy Committee. The Board of Directors shall designate a Proxy Committee of three individuals to act as proxy for stockholders who appoint/authorize all or any of them to vote their shares in response to the Board of Directors’ solicitation of proxies at any annual or special meeting of stockholders, whether such votes are authorized in writing, telephonically, or electronically. Any one member of the Proxy Committee may vote any or all of the shares upon which the Committee is authorized to act.

     Section 12. Stockholder Nominations. (a) Nominations of candidates for election as directors at any annual meeting of stockholders may be made (i) by, or at the direction of, a majority of the directors (provided that, if as of the date of the nomination there is a Related Person as defined in Article XI of the Articles of Incorporation, such majority shall include a majority of the Continuing Directors, as defined in Article XI of the Articles of Incorporation (such directors, whether or not they include the Continuing Directors shall be referred to as the “directors” for the purposes of this Section 12)) or (ii) by any stockholder of record entitled to vote at such annual meeting. Only persons nominated in accordance with procedures set forth in Section 12(b) shall be eligible for election as directors at an annual meeting.

     (b)  Nominations, other than those made by, or at the direction of, a majority of the directors, shall be made pursuant to timely notice in writing to the secretary of the Corporation as set forth in this Section 12(b). To be timely, a stockholder’s notice shall be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the scheduled annual meeting, regardless of postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Corporation’s equity securities which are beneficially owned (as such term is defined in Rule 13d-3 or 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”)) by such person on the date of such stockholder notice and (d) any other information relating to such person that would be required to be disclosed pursuant to Schedule 13D under the Exchange Act in connection with the acquisition of shares, and pursuant to Regulation 14A under the Exchange Act, in connection with the solicitation of proxies with respect to nominees for election as directors, regardless of whether such person is subject to the provisions of such regulations, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A under the

Exchange Act and information which would be required to be filed on Schedule 14B under the Exchange Act with the Securities and Exchange Commission and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on the Corporation’s books, of such stockholder and any other stockholder who is a record or beneficial owner of any equity securities of the Corporation and who is known by such stockholder to be supporting such nominee(s) and (b) the class and number of shares of the Corporation’s equity securities which are beneficially owned, as defined above, and owned of record by such stockholder on the date of such stockholder notice and the number of shares of the Corporation’s equity securities beneficially owned and owned of record by any person known by such stockholder to be supporting such nominee(s) on the date of such stockholder notice. At the request of a majority of the directors, any person nominated by, or at the direction of, the Board of Directors for election as a director at an annual meeting shall furnish to the secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

     (c)  No person shall be elected as a director of the Corporation unless such person is nominated in accordance with the procedures set forth in Section 12 and is eligible to serve as a director under Article II of these bylaws. Ballots bearing the names of all the persons who have been nominated for election as directors at an annual meeting in accordance with the procedures set forth in Section 12 and are eligible to serve as a director under Article II of these bylaws shall be provided for use at the annual meeting.

     (d)  A majority of the directors may reject any nomination by a stockholder not timely made in accordance with the requirements of Section 12(b). If a majority of the directors determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of Section 12(b) in any material respect, the secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the secretary within five (5) days from the date such deficiency notice is given to the stockholder, or such shorter time as may be reasonably deemed appropriate by a majority of the directors. If the deficiency is not cured within such period, or if a majority of the directors reasonably determines that the additional information provided by the stockholder, together with the information previously provided, does not satisfy the requirements of Section 12(b) in any material respect, then the board of directors may reject such stockholder’s nomination. The secretary of the Corporation shall notify a stockholder in writing whether his or her nomination has been made in accordance with the time and informational requirements of Section 12(b). Notwithstanding the procedure set forth in this paragraph, if the majority of the directors does not make a determination as to the validity of any nominations by a stockholder, the chairman of the annual meeting shall determine and declare at the annual meeting whether a nomination was not made in accordance with the terms of Section 12(b). If the chairman of such meeting determines that a nomination was not made in accordance with the terms of Section 12(b), he or she shall so declare at the annual meeting and the defective nomination shall be disregarded.

     Section 13. Business to be Brought Before the Meeting. (a) At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon as shall have been brought before the annual meeting (i) by, or at the direction of, the majority of the directors (provided that, if as of the date of the nomination there is a Related Person as defined in Article XI of the Articles of Incorporation, such majority shall include a majority of the Continuing Directors, as defined in Article XI of the Articles of Incorporation (such directors, whether or not they include the Continuing Directors shall be referred to as the “directors” for the purposes of this Section 13)); or (ii) by any stockholder of the Corporation who complies with the notice procedures set forth in Section 13(b).

     (b)  For a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the scheduled annual meeting, regardless of any postponements, deferrals, or adjournments of that meeting to a later date; provided, however, that if less than seventy (70) days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth (10th) day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the proposal desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any other stockholder who is the record or beneficial owner (as defined in Section 12(a) of these bylaws) of any equity security of the Corporation known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the Corporation’s equity securities which are beneficially owned (as defined in Section 12(a) of these bylaws) and owned of record by the stockholder giving the notice on the date of such stockholder notice and by any other record or beneficial owners of the Corporation’s equity securities known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (iv) any financial or other interest of the stockholder in such proposal.

     (c)  A majority of the directors may reject any stockholder proposal not timely made in accordance with the terms of Section 13(b). If a majority of the directors determines that the information provided in a stockholder’s notice does not satisfy the informational requirements of Section 13(b) in any material respect, the secretary of the Corporation shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall have the opportunity to cure the deficiency by providing additional information to the secretary within such period of time, not to exceed five

(5)  days from the date such deficiency notice is given to the stockholder, as the majority of the directors shall reasonably determine. If the deficiency is not cured within such period, or if the majority of the directors determines that the additional information provided by the stockholder, together with information previously provided, does not satisfy the requirements of this Section 13(b) in any material respect, then a majority of the directors may reject such stockholder’s proposal. The secretary of the Corporation shall notify a stockholder in writing whether such person’s proposal has been made in accordance with the time and information requirements of Section 13(b). Notwithstanding the procedures set forth in this paragraph, if the majority of the directors does not make a determination as to the validity of any stockholder proposal, the chairman of the annual meeting shall determine and declare at the annual meeting whether the stockholder proposal was made in accordance with the terms of Section 13(b). If the chairman of such meeting determines that a stockholder proposal was not made in accordance with the terms of Section 13(b), he or she shall so declare at the annual meeting and any such proposal shall not be acted upon at the annual meeting.

(d)  This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting unless stated, filed and received as herein provided.

ARTICLE II
BOARD OF DIRECTORS

     Section 1. General Powers. The business and affairs of the Corporation shall be managed by the Board of Directors subject to any requirement of stockholder action.

     Section 2. Number. The number of directors shall be thirteen (13).

     Section 3. Terms of Directors. A person shall be elected to serve a term of three years or to fill the unexpired term of the class to which the directorship position has been assigned. A person appointed by the board to fill the unexpired term of a directorship position shall stand for election to that directorship position at the next stockholders meeting at which directors are elected. Except as required by law, no person who has reached the age of 72 years shall be eligible to serve as a director, except that a director who reaches the age of 72 years may continue to serve the unexpired portion of the term for the class of the directorship position held by such person. Notwithstanding the above, any person who has served or may serve as chairman of the board and chief executive officer in good standing until retirement and any person who served as chairman of a subsidiary bank of the Corporation on November 1, 1994, shall continue to be eligible to serve as a director for any class of directorship position whose term shall not expire before such chairman shall reach the age of 75 years.

     Section 4. Vacancies. Any vacancy on the Board of Directors for any cause, except a vacancy created by an increase by more than two in the number of directors, may be filled for the unexpired portion of the term by a majority vote of all of the remaining directors, though less than a quorum, given at a regular meeting or at a special meeting called for that purpose.

     Section 5. Fees. Nonemployee directors shall not receive any stated salary for their services, but, by resolution of the Board of Directors, they may receive a retainer, a fixed sum for chairing or attending regular and special meetings of the board and any meeting of any committee, and reimbursement of expenses for attendance, if any, at board and committee functions. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     Section 6. Chairman of the Board. The Board of Directors shall appoint one of its members to be chairman of the board. The chairman of the board shall preside at all meetings of the stockholders and of the Board of Directors. In the absence or disability of the chairman of the board, a vice chairman of the board, if more than one be appointed, in the order of appointment, shall preside, and in their absence or disability, the board shall choose a member from among those present to preside. If the chairman of the board is not also a salaried officer of the corporation, the chairman of the board shall not participate in major policy-making functions of the Corporation, except in the capacity of a director.

     Section 7. Vice Chairman of the Board. The Board of Directors may appoint one or more of its members as vice chairman of the board. The first appointed vice chairman from among the nonmanagement directors, shall preside at all sessions not attended by the management directors in the absence of the Chairman of the Board. The Board of Directors may assign to any vice chairman such duties as it deems necessary and advisable. Any vice chairman who is not also a salaried officer of the Corporation is excluded from participating in major policymaking functions of the Corporation except in the capacity of a director.

     Section 8. Senior Advisory Directors. The Board of Directors may appoint senior advisory directors solely to act in an advisory capacity to the Board. Any director of the Corporation who served on the Board of Directors at the age of 72 years or who resigned from the board because of poor health shall be eligible to be appointed a senior advisory director. Senior advisory directors shall serve at the pleasure of the Board of Directors until the next annual meeting of stockholders. At the board meeting following each annual meeting of stockholders, such member may be reappointed if the member has not then reached the age of 75 years or, for any member who served as a director until the age of 75 years, if such member has not then reached the age of 78; however, under no circumstance shall a member be appointed more than two times after the initial appointment. Senior advisory directors shall receive notice of and be entitled to attend all regular meetings of the Corporation’s Board of Directors and shall receive the same fees and expenses as are paid to directors but will not be entitled to vote at such meetings.

     Section 9. Stock Ownership of Directors. Every director shall be the owner of stock of the Corporation having a book value of not less than five thousand dollars

($5,000). Such stock must be unpledged and unencumbered at the time such director becomes a director and during the director’s whole term. Any director violating the provisions of this section shall immediately vacate the office.

ARTICLE III
MEETINGS OF DIRECTORS

     Section 1. Regular Meetings. The Board of Directors shall set by resolution the date, time, and place of the regular meetings of the Board. The organization board meeting shall be held immediately after the annual meeting of stockholders at the same location without notice other than this bylaw.

     Section 2. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the chairman of the board, by the chief executive officer, or by any two of the directors. Notice of each such meeting shall be mailed to each director, addressed to his residence or usual place of business, at least three days before the day on which the meeting is to be held, or shall be sent to such place by telegraph or mailgram, or be delivered personally or by telephone, not later than the day before the day on which the meeting is to be held. Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

     Section 3. Organization. At all meetings of the Board of Directors, the chairman, or in his absence the vice chairmen in the order of their appointment, or in their absence, the chief executive officer (or in his absence the president if a member of the Board), or, in the absence of all of them, any director selected by the Board of Directors shall act as chairman; and the secretary of the Corporation, or, in the secretary’s absence or if the secretary be elected chairman of the meeting, an assistant secretary, shall act as secretary; but if neither the secretary nor any assistant secretary be present and able to act as such, the chairman may appoint any person present to act as secretary of the meeting.

     Section 4. Quorum and Manner of Acting. Unless otherwise provided by law or the Articles of Incorporation, a majority of the number of directors fixed by the bylaws at the time of any regular or special meeting shall constitute a quorum for the transaction of business at such meeting, and the act of a majority of the directors present at any such meeting at which a quorum is present shall be the act of the Board of Directors. In the absence of a quorum, a majority of those present may adjourn the meeting from time to time until a quorum be had. Notice of any such adjourned meeting need not be given.

     Section 5. Order of Business. At all meetings of the Board of Directors business may be transacted in such order as from time to time the Board may determine.

     Section 6. Action Without a Meeting. Any action which is required to be taken at a meeting of the directors or of a director’s committee may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed either before or after such action by all of the directors or by all of the members of the committee, as the case may be, and such consent is filed in the minute book of the proceedings of the Board or committee. Such consent shall have the same force and effect as a unanimous vote.

     Section 7. Telephone Meetings. Members of the Board of Directors or any committee designated thereby may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and a written record can be made of the action taken at the meeting.

ARTICLE IV
COMMITTEES OF THE BOARD

     Section 1. Executive Committee. The Board of Directors, by a resolution adopted by a majority of the number of directors, may designate three or more directors, to include the chairman of the board and each vice chairman, if one or more be appointed to constitute an Executive Committee. Members of the Executive Committee shall serve until removed, until their successors are designated or until the Executive Committee is dissolved by the Board of Directors. All vacancies which may occur in the Executive Committee shall be filled by the Board of Directors. The Executive Committee, when the Board of Directors is not in session, may exercise all of the powers of the Board of Directors except to approve an amendment to the Articles of Incorporation or these bylaws, a plan of merger or consolidation, a plan of exchange under which the Corporation would be acquired, the sale, lease or exchange, or the mortgage or pledge for a consideration other than money, of all, or substantially all, the property and assets of the Corporation otherwise than in the usual and regular course of its business, the voluntary dissolution of the Corporation, or revocation of voluntary dissolution proceedings, and may authorize the seal of the Corporation to be affixed as required. The Executive Committee may make its own rules for the holding and conduct of its meetings (except that at least two members of the committee shall be necessary to constitute a quorum), the notice thereof required and the keeping of its records, and shall report its actions regularly to the Board of Directors.

     Section 2. Compensation and Benefits Committee. The Board of Directors shall, by resolution, appoint a Compensation and Benefits Committee that shall be comprised entirely of directors who both meet the standard of independence set forth by the New York Stock Exchange rules and Section 162(m) of the Internal Revenue Code and are nonemployee directors as defined in Securities and Exchange Commission Rule 16b-3. The committee shall fix its own rules and procedures. The committee shall perform the functions set forth in a charter adopted by the Board, as revised from time to time. Such committee shall also have all of the authority, discretionary or otherwise, granted under any stock option or other equity-based compensation plan of the Corporation including but not limited to the authority to grant stock options, stock appreciation rights, and restricted or phantom stock.

     Section 3. Public Policy Committee. The Board of Directors shall, by resolution, appoint not less than three nor more than six of its members to constitute the Public

Policy Committee. The Board shall likewise designate the chairman of the committee. In addition, the chairman of the board shall be an ex-officio member of the Public Policy Committee and shall be entitled to vote on all matters coming before the committee. The committee shall establish its own rules and procedures.

     The committee shall recommend to the Board of Directors the total amount of funds to be allocated each calendar year for charitable contributions to be made by the Corporation. The committee shall have authority to approve contributions by the Corporation within the dollar limits set by the approved annual budget and may delegate some or all of its authority for final approval to the chief executive officer provided that all contributions approved by the chief executive officer are subsequently reported to the committee for review. The committee shall exercise general supervision over the Corporation’s matching gifts program and shall have authority to add and/or delete those colleges and universities eligible for inclusion in the program. The committee shall monitor on an ongoing basis the programs developed for compliance with the Community Reinvestment Act as well as Title VII of the Civil Rights Act of 1964 (Equal Employment Opportunity) and as a result may make recommendations to the chief executive officer in respect thereto. The committee shall perform such other duties and functions as shall be assigned to said committee from time to time by the Board of Directors. The committee shall report its actions regularly to the Board of Directors.

     Section 4. Audit Committee. The Board of Directors shall appoint an Audit Committee that shall be comprised entirely of directors who meet the standard of independence set forth by the New York Stock Exchange. Such committee shall be comprised of a minimum of three members and shall establish its own rules and procedures. The committee shall perform the functions set forth in a charter adopted by this Board, as revised from to time. The committee, when so delegated by a member bank, shall perform such audit committee functions for such bank as are requested by the bank to fulfill its requirements under Section 36 of the Federal Deposit Insurance Act and under the regulations and guidelines adopted by the FDIC to implement Section 36. The committee shall also review any other matters concerning auditing and accounting as it deems necessary and appropriate. The committee shall report its actions regularly to the Board of Directors.

     Section 5. Nominating and Governance Committee. The Board of Directors shall appoint a Nominating and Governance Committee that shall be comprised entirely of directors who meet the standard of independence set forth by the New York Stock Exchange. Such committee shall be composed of a minimum of three members and shall establish its own rules and procedures. The committee shall perform the functions set forth in a charter adopted by this Board, as revised from time to time. The committee shall report its actions regularly to the Board of Directors.

     Section 6. Other Committees. Other committees with limited authority may be designated by a resolution adopted by a majority of the directors present at a meeting at which a quorum is present.

ARTICLE V
OFFICERS

     Section 1. Number. The officers of the Corporation may be a chief executive officer, a president, one or more vice presidents (any one or more of whom may be designated as senior executive vice president, executive vice president, or senior vice president), a secretary, a chief financial officer, and a chief accounting officer. At the discretion of the Board of Directors, there may be one or more assistant vice presidents, assistant secretaries, a controller, a treasurer and one or more assistant treasurers, a general counsel and one or more assistant general counsels and assistant counsels, a general auditor and one or more assistant general auditors and audit managers, an electronic data processing auditor, a trust auditor, a communications officer, one or more marketing officers, and such other officer titles designated by the Board from time to time. The chief executive officer may be a member of the Board of Directors. The same person may hold any of the positions of chairman of the board, president, and chief executive officer.

     Section 2. Appointment, Term of Office and Qualifications. Officers of the Corporation shall be appointed annually by the Board of Directors at its organization board meeting immediately following the annual meeting of stockholders, and each officer shall hold office until the next annual meeting of stockholders and until a successor has been appointed and qualified or until such officer has resigned or has been removed in the manner hereinafter provided. The Board may establish new officer positions or fill vacancies at any meeting of the Board of Directors or Executive Committee.

     Section 3. Other Officers, Agents and Employees. The Board of Directors may from time to time appoint such other officers as it may deem necessary, to hold office for such time as may be designated by it or during its pleasure, and may also appoint, from time to time, such agents and employees of the Corporation as may be deemed proper, or may authorize any officer to appoint and remove such agents and employees, and may from time to time prescribe the powers and duties of such officers, agents and employees of the Corporation in the management of its property and affairs, and may authorize any officer to prescribe the powers and duties of agents and employees.

     Section 4. Removal of Officers. Any officer or agent of the Corporation may be removed with or without cause at any time by the Board of Directors or as may be provided elsewhere in these bylaws. Any person or agent appointed or employed by the Corporation otherwise than by the Board of Directors may be removed with or without cause at any time by any officer having authority to appoint, whenever such officer, in the officer’s discretion, shall consider that the best interests of the Corporation will be served thereby.

     Section 5. Chief Executive Officer. The chief executive officer of the Corporation shall be subject to the supervision and direction of the Board of Directors, shall have general charge of the business affairs and property of the Corporation, and shall do and perform such other duties as may be prescribed in these bylaws or which may be assigned to him from time to time by the Board of Directors. The chief executive officer may, from time to time, meet with one or more directors without calling a meeting of the Board or any committee thereof, but no official board action shall occur at such meetings. The chief executive officer shall prescribe the duties and have general supervision over all other officers, employees and agents of the Corporation enumerated in these bylaws or established by resolution of the board of directors or otherwise, and shall have the power to appoint, employ, suspend or remove with or without the advice of the Board of Directors any such officer, employee or agent unless otherwise specifically provided in these bylaws, and shall fix the salaries of all such officers, employees, and agents of the Corporation, other than those established by the Board of Directors. The chief executive officer shall have power to sign all stock certificates, deeds, contracts and other instruments authorized by the Board of Directors or its Executive Committee unless other direction is given therefor. The chief executive officer, if also a director, shall be an ex-officio member, or regular member if so designated, of each committee of the Board except the Audit Committee, the Compensation and Benefits Committee, and the Nominating and Governance Committee.

     Section 6. Succession of Duties. The bylaw duties of the chief executive officer may be exercised and carried out by the president or any executive vice president when such have been appointed by the Board of Directors, in the absence or disability of the chief executive officer, in the rank of their position or appointment.

     Section 7. President. The president shall be the chief administrative officer of the Corporation and as such shall perform such duties as the chief executive officer or the Board of Directors may prescribe from time to time by resolution or as may be prescribed by these bylaws. The president shall exercise all the powers and discharge all the duties of the chief executive officer during the latter’s absence or inability to act. The president shall have concurrent power with the chief executive officer to sign all deeds, contracts and instruments authorized by the Board of Directors or its Executive Committee unless the Board otherwise directs. The president shall report to the chief executive officer in carrying out assignments and in conducting the affairs of the office.

     Section 8. Vice President. The Board of Directors may appoint one or more vice presidents, any of whom may be appointed as senior executive vice president, executive vice president, or senior vice president. Each vice president shall perform such duties as the Board of Directors or the chief executive officer may assign and prescribe from time to time and shall perform such other duties as may be prescribed in these bylaws. Each vice president shall have power to sign all deeds, contracts and instruments authorized by the Board of Directors or its Executive Committee unless they otherwise direct. In the absence or disability of the president, such vice presidents, in the order of rank beginning with the senior executive vice president, shall have the powers and discharge the duties of the president. If two or more persons hold the rank designated to act in the absence or disability of the president, the Board of Directors may designate from among such persons the one who shall have the powers and discharge the duties of the present, and in the absence of such designation, the one who was first appointed shall act.

     Section 9. Secretary. The secretary shall keep the minutes of all meetings of the stockholders, the Board of Directors, and meetings of committees of the Board as they are held, in a book or books kept for that purpose. The secretary shall keep in safe custody the seal of the Corporation and may affix such seal to any instrument duly executed on behalf of the Corporation. The secretary shall have charge of the certificate books and such other books and papers as the Board of Directors may direct. The secretary shall attend to the giving and serving of notices of the Corporation, and shall also have such other powers and perform such other duties as pertain to this office, or as from time to time may be assigned by the board of directors or the Corporation’s chief executive officer.

     In the absence or disability of the secretary, the assistant secretary (or if more than one, then the assistant secretary designated by the Board of Directors or the chief executive officer for such purpose) shall perform all the duties of the secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the secretary. Each assistant secretary shall also perform such other duties as from time to time may be assigned by the Board of Directors, the chief executive officer, or the secretary.

     Section 10. Chief Financial Officer. The chief financial officer shall be the principal financial and accounting officer of the Corporation. The chief financial officer shall have charge of the funds, securities, receipts and disbursements of the Corporation, and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such banks or other depositaries as the Board of Directors may from time to time designate. The chief financial officer shall render to the chief executive officer , or to the Board of Directors, or to the president, whenever any of them shall require, an account of the financial condition of the Corporation and its affiliates and all of the financial transactions of the Corporation. The chief financial officer shall keep correct books of account of all the Corporation’s business and transactions. If required by the Board of Directors, the chief financial officer shall give a bond in such sum and on such conditions and with such surety as the Board of Directors may designate, for the faithful performance of the duties of office and the restoration to the Corporation, at the expiration of the term of office, or, in case of the chief financial officer’s death, resignation or removal from office, of all books, papers, vouchers, money or other property of whatever kind in the chief financial officer’s possession belonging to the Corporation. The chief financial officer also shall have such other powers and perform such other duties as pertain to the office or as from time to time may be assigned by the Board of Directors or the chief executive officer.

     In the absence or disability of the chief financial officer, the controller shall perform all the duties of the chief financial officer and, when so acting, shall have all the powers of, and be subject to all restrictions upon, the chief financial officer. The controller, the treasurer, and the assistant treasurers shall be assigned such day-to-

day duties and responsibilities as may be necessary to carry out the responsibilities of the chief financial officer.

     Section 11. General Counsel. The general counsel, if one be appointed, shall have charge of all litigation of the Corporation, and shall keep advised of the character and progress of all legal proceedings and claims by and against the Corporation or in which it is interested by reason of its ownership and control of other corporations. The general counsel shall give to the Board of Directors reports from time to time on all legal matters affecting the Corporation and, when requested, opine upon any question affecting the interests of the Corporation. The general counsel may, with the consent of the chief executive officer, employ on behalf of the Corporation special counsel for the handling of any legal matter pertaining to the business of the Corporation deemed necessary and advisable. The general counsel may, but need not be, a full-time salaried officer of the Corporation.

     Section 12. General Auditor. The general auditor, if one be appointed, shall perform such internal auditing and accounting functions with regard to the member banks and companies as the Audit Committee thereof may from time to time determine, and shall have such additional powers and duties as may be prescribed by these bylaws and as the Board of Directors or any appropriate committee thereof may from time to time determine, and shall have additional responsibilities and duties in connection therewith as may be prescribed by these bylaws and applicable laws and regulations. Except as stated, the general auditor and other auditing staff shall be subject to day-to-day administrative direction of the chief executive officer. All other officers and personnel appointed or assigned to assist in the internal audit function of the Corporation and its member banks and companies may be assigned such day-to-day duties and responsibilities as may be necessary by the general auditor to carry out the responsibilities of the internal audit function. The office of general auditor may not be held by any person holding other offices in the Corporation or its affiliates except with the specific approval of the Board of Directors.

     Section 13. Administrative Committees. The chief executive officer may designate administrative committees to assist in the day-to-day operation of the Corporation. Each committee shall have such authority as the chief executive officer may delegate and shall be comprised of officers of the Corporation. Membership on such committees shall be at the request of the chief executive officer, who shall appoint or remove members with or without the advice of the Board of Directors, unless otherwise specifically provided in these bylaws. The chief executive officer shall advise the Board of Directors annually of the current committees and members thereof.

ARTICLE VI
CAPITAL STOCK

     Section 1. Certificates. Certificates representing shares of the capital stock of the Corporation shall be in such form as is permitted by law and prescribed by the Board of Directors or the chief executive officer and shall be signed by the persons authorized to sign the same by the bylaws or specific resolution of the Board of Directors. Certificates may, but need not be, sealed with the seal of the Corporation or a facsimile thereof. The signature of the officers upon such certificates may be facsimiles if the certificate is countersigned by a transfer agent or registered by registrar other than the Corporation itself or an employee of the Corporation.

     In case any officer who has signed or whose facsimile signature has been placed upon a stock certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.

     Section 2. Issue and Registration of Certificates: Transfer Agents and Registrars. Transfer agents and/or registrars for the stock of the corporation may be appointed by the Board of Directors and may be required to countersign stock certificates. Certificates of stock shall be issued in consecutive order and the certificate books shall be kept at an office of the Corporation or at the office of the transfer agent. Certificates shall be numbered and registered in the order in which they are issued. New certificates and, in the case of cancellation, old certificates, shall, before they are delivered, be passed to a registrar if one is appointed by the Board of Directors, and such registrar shall register the issue or transfer of such certificates. Upon the return of the certificates by the registrar, the new certificates shall be delivered to the person entitled thereto.

     Section 3. Transfer of Stock. The stock of the Corporation shall be transferable or assignable on the books of the Corporation by the holders in person or by attorney on surrender of the certificates for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation.

     Section 4. Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion, or any officer of the Corporation appointed by the Board of Directors for that purpose may in his discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

     Section 5. Record Date. For the purposes of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than fifty days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

ARTICLE VII

CONTRACTS, LOANS, BANK ACCOUNTS, CHECKS,
SECURITIES, ETC.: AUTHORITY OF OFFICERS

     Section 1. Contracts. The Board of Directors may authorize any officer or officers, agent or agents to enter any contract or to execute and deliver any instrument on behalf of the Corporation, and such order may be general or confined to specific instances.

     Section 2. Loans. The Board of Directors may authorize any officer or officers, agent or agents to effect loans and advances at any time for the Corporation from any bank, trust company, insurance company, or other institution, or from any person, firm, association, or corporation, and in connection with such loans and advances to make, execute and deliver promissory notes or other evidences of indebtedness of the Corporation, and, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, to pledge, hypothecate or transfer any and all stocks, securities and other personal property at any time held by the Corporation, and to that end to transfer, endorse, assign and deliver the same in the name of the Corporation. Such authority may be general or confined to specific instances, except that any pledge, hypothecation or transfer of the capital stock or assets of any subsidiary corporation shall be authorized only by a specific resolution of the Board of Directors.

     Section 3. Bank Accounts. All funds of the Corporation, not otherwise employed, shall be deposited from time to time to the credit of the Corporation in such banks or trust companies or other depositories as the Board of Directors may select.

     Section 4. Checks, Securities, Etc. All checks, drafts or orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, all stock powers, endorsements, assignments, or other instruments for the transfer of securities held by the Corporation shall be executed and delivered by, and all such securities shall be voted and proxies for the voting thereof shall be executed and delivered by such officer or officers, agent or agents to whom the Board of Directors shall delegate the power, and under such conditions and restrictions as they may impose.

ARTICLE VIII

MISCELLANEOUS

     Section 1. Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December in each year.

     Section 2. Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

     Section 3. Corporate Seal. The Board of Directors shall provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation, the state of Virginia, and year of incorporation and the words “Corporate Seal.”

ARTICLE IX

EMERGENCIES

     Section 1. Emergency Bylaws. During any emergency resulting from an attack on the United States or any nuclear or atomic disaster, which is declared to be such by an appropriate agency of the state or federal government, these bylaws shall be modified (but only to the extent required by such emergency) as follows:

     a.     A meeting of the Board of Directors may be called by any officer or director by giving at least one hour’s notice to such of the directors as it may be feasible to reach at the time and by such means as may be feasible at the time, including publication or radio.

     b.     The directors in attendance at the meeting, if not less than three, shall constitute a quorum. To the extent required to constitute a quorum at any meeting of the Board of Directors, the officers of the Corporation who are present shall be deemed, in order of rank and within the same rank in order of seniority, directors for such meeting. For purposes of this bylaw, officers shall rank as follows: chief executive officer, president, senior executive vice president, executive vice president, senior vice president, vice president, secretary, and chief financial officer. Officers holding similar titles shall rank in the order of their appointment.

     Section 2. Termination of Emergency. Except as provided in this article, the regular bylaws of the Corporation shall remain in full force and effect during any emergency, and upon its termination, these emergency bylaws shall cease to be operative.

ARTICLE X

AMENDMENTS

     The Board of Directors shall have the power to alter, amend or repeal any bylaws of the corporation and to adopt new bylaws; but any bylaws made by the board of directors may be repealed or changed, and new bylaws made, by the stockholders, who may prescribe that any bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

FIRST VIRGINIA BANKS, INC.

BYLAWS

With Amendments through December 18, 2002

FIRST VIRGINIA BANKS, IN C.

BYLAWS

ARTICLE IX — EMERGENCIES	25
Section 1. Emergency Bylaws	25
Section 2. Termination of Emergency	26
ARTICLE X — AMENDMENTS	26